PRESS RELEASE                                 SOURCE:  First Trust Advisors L.P.


FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER UPDATE CALL FOR FIRST TRUST SPECIALTY FINANCE AND FINANCIAL OPPORTUNITIES FUND

WHEATON, IL -- (BUSINESS WIRE) -- February 15, 2013 -- First Trust Advisors L.P. ("FTA") announced today that First Trust Specialty Finance and Financial Opportunities Fund (NYSE: FGB) intends to host a conference call with Confluence Investment Management, LLC ("Confluence"), the Fund's investment sub-advisor, on MONDAY, MARCH 4, 2013, AT 4:15 P.M. EASTERN TIME. The purpose of the call is to hear the Fund's portfolio management team provide an update for the Fund.

-- Dial-in Number: (866) 865-6631; International (706) 679-1727; and Passcode # 90140369. Please call 10 to 15 minutes before the scheduled start of the teleconference.

-- Telephone Replay: (800) 585-8367; International (404) 537-3406; and Passcode # 90140369. The replay will be available after the call until 11:59 P.M. Eastern Time on Thursday, April 4, 2013.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $67 billion as of January 31, 2013, through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Confluence Investment Management LLC ("Confluence"), an SEC registered investment advisor, serves as the Fund's investment sub-advisor. The investment professionals at Confluence have over 80 years of aggregate portfolio management experience. Confluence provides portfolio management and advisory services to both institutional and individual clients. As of January 31, 2013, Confluence managed or supervised over $1.5 billion in assets.

If you have questions about the Fund that you would like answered on the call, please email your questions to cefquestions@ftadvisors.com and refer to FGB by Thursday, February 28, 2013. The Fund's daily closing price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling (800) 988-5891.


CONTACT: JEFF MARGOLIN - (630) 915-6784


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Source:  First Trust Advisors L.P.